Exhibit 2.6

SECOND AMENDMENT TO
AGREEMENT AND PLAN OF MERGER
This Second Amendment (this “Amendment”) to the Merger Agreement (defined below) is made as of April 12, 2013 by and among: SoftBank Corp., a Japanese kabushiki kaisha (“SoftBank”); Starburst I, Inc., a Delaware corporation and a direct wholly owned subsidiary of SoftBank (“HoldCo”); Starburst II, Inc., a Delaware corporation and a direct wholly owned subsidiary of HoldCo (“Parent”); Starburst III, Inc., a Kansas corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”); and Sprint Nextel Corporation, a Kansas corporation (the “Company”, and together with SoftBank, HoldCo, Parent and Merger Sub are collectively referred to as the “Parties”).
RECITALS
WHEREAS, the Parties entered into that certain Agreement and Plan of Merger as of October 15, 2012, and amended such Agreement and Plan of Merger pursuant to that certain First Amendment to Agreement and Plan of Merger dated as of November 29, 2012 (such Agreement and Plan of Merger, as so amended, the “Merger Agreement”); and
WHEREAS, the Parties desire to further amend the Merger Agreement in order to reflect certain understandings reached among the Parties with respect to (a) the treatment in the Merger of Non-Electing Shares, and (b) the timing of the Closing.
NOW, THEREFORE, in consideration of the foregoing and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and pursuant to Section 9.1 of the Merger Agreement, the Parties hereby agree as follows:

1.	INTERPRETATION

1.1    Certain Defined Terms. This Amendment is made and delivered pursuant to the Merger Agreement. Capitalized terms used but not defined in this Amendment have the meanings ascribed to them in the Merger Agreement.

2.AMENDMENTS TO MERGER AGREEMENT

2.1    Closing. The first sentence of Section 2.3 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:
“The consummation of the Merger and the other Contemplated Transactions (the “ClosingClosing”) will take place at the offices of Morrison & Foerster LLP, 425 Market Street, San Francisco, California, at 1:00 p.m. (California time) on the latest of (a) the date that is three Business Days after the satisfaction or waiver (other than those that are not legally permitted to be waived) of the last to be satisfied or waived of the conditions set forth in Section 6 and Section 7, other than any conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (other than those conditions that are not legally permitted to be waived) of each such condition, (b) such later date (not later than seven Business Days after the date specified in clause (a) above) as Parent may designate in order to obtain the Debt Financing, and (c) July 1, 2013, or on such other date or at such other time or location as Parent and the Company may mutually designate in writing.”

2.2    Treatment of Non-Electing Shares. Sections 2.5 and 2.6 of the Merger Agreement are hereby amended and restated in their entirety to read as follows:

“2.5 Conversion of Shares of Company Common Stock and Common Stock of Merger Sub.
(a)     At the Effective Time, by virtue of the Merger and without any further action on the part of any of the Parent Entities, the Company or any holder of shares of the Company:
(i)    any shares of Company Common Stock then held by the Company or any wholly owned Subsidiary of the Company or held in the Company's treasury will be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor;
(ii)    (A) each share of Company Common Stock then outstanding that is owned of record by Parent, including the Bond Shares, will be converted into one newly and validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation, and no consideration will otherwise be delivered therefor, and (B) each share of Company Common Stock then outstanding that is owned of record by Merger Sub or any other wholly owned Subsidiary of Parent will be canceled and retired and will cease to exist, and no consideration will be delivered therefor;
(iii)    except as provided in clauses (i) and (ii) of this Section 2.5(a) and subject to Sections 2.5(b), 2.5(c) and 2.9, each share of Company Common Stock then outstanding will be cancelled and extinguished and automatically converted into the right to receive (upon the proper surrender of the Certificate representing such share or, in the case of a Book-Entry Share, the proper surrender of such Book-Entry Share) the following:
(1)if such share is a Cash Electing Share or Non-Electing Share, cash in an amount equal to the Per Share Amount (except, that to the extent provided in Section 2.6, such Cash Electing Share or Non-Electing Share may instead be converted into the right to receive a combination of cash and a fraction of a share of Parent Common Stock, subject to Section 2.5(d)); and

(2)if such share is a Stock Electing Share, one share of Parent Common Stock (except that, to the extent provided in Section 2.6, such Stock Electing Share may instead be converted into the right to receive a combination of cash and a fraction of a share of Parent Common Stock, subject to Section 2.5(d)); and

(iv)    each share of the common stock, $0.01 par value per share, of Merger Sub then outstanding will be converted into one newly and validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.
(b)    Between the date of this Agreement and the Effective Time, if the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then without limiting any provisions of the Parent Charter (including any provisions that relate to the calculation of the number of shares of Parent Common Stock to be held by HoldCo), the Merger Consideration and similarly dependent terms will be adjusted to the extent necessary or appropriate to achieve the same economic outcome.
(c)    If (i) any share of Company Common Stock outstanding immediately prior to the Effective Time is unvested or is subject to a repurchase option, risk of forfeiture or other condition under any restricted stock purchase agreement or other restricted stock agreement with the Company or under which the Company has any rights, and (ii) such restricted stock purchase agreement or other restricted stock agreement does not provide that the vesting of such share of Company Common Stock will fully accelerate at or prior to the Effective Time, then the Merger Consideration payable with respect thereto (or with respect to any portion that does not accelerate at or prior to the Effective Time) will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition. The Company will take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other restricted stock agreement.
(d)    No fractional shares of Parent Common Stock will be issued in connection with the Merger, and no certificates or scrip for any such fractional shares will be issued in connection with the Merger. Any record holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock in the Merger (after aggregating all fractional shares of Parent Common Stock issuable to such record holder in the Merger) will, in lieu of such fraction of a share and upon surrender of such holder's Certificate(s) (as defined in Section 2.8(b)), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Per Share Amount.
2.6    Cash-Stock Election Allocation Provisions.
(a)    As used in this Agreement (and in particular this Section 2.6), the following terms have the meanings specified below:
(i)    “Aggregate Cash ConsiderationAggregate Cash Consideration” means $12,140,000,000.
(ii)    “Cash Electing ShareCash Electing Share” means a share of Company Common Stock outstanding immediately prior to the Effective Time as to which a valid Election has been made to receive cash in the Merger, and “Cash Electing Shares Number” means the sum of (x) the number of Cash Electing Shares plus (y) the number of Non-Electing Shares plus (z) the number of Dissenting Shares.
(iii)    “Cash Proration FractionCash Proration Fraction” means the quotient derived by dividing (A) the Cash Share Number, by (B) the Cash Electing Shares Number.
(iv)    “Cash Share NumberCash Share Number” means the quotient determined by dividing (A) the Aggregate Cash Consideration by (B) the Per Share Amount.
(v)    “Non-Electing SharesNon-Electing Shares” means all shares of Company Common Stock outstanding immediately prior to the Effective Time (excluding for the avoidance of doubt the Bond Shares) as to which neither (x) a valid Election to receive cash in the Merger, nor (y) a valid Election to receive Parent Common Stock in the Merger, has been made.
(vi)    “Stock Electing ShareStock Electing Share” means a share of Company Common Stock outstanding immediately prior to the Effective Time as to which a valid Election has been made to receive Parent Common Stock in the Merger, and “Stock Electing Shares NumberStock Electing Shares Number” means the number of Stock Electing Shares; provided, however, that a Stock Electing Share that is held by a Person not a citizen of the United States may be treated as a Cash Electing Share if Parent and the Company mutually determine that it is necessary to do so to ensure SoftBank's compliance with any applicable limits on foreign ownership under Section 310(b) of the FCC Act solely to the extent such limits are applied to SoftBank by the FCC.
(vii)    “Stock Proration FractionStock Proration Fraction” means the quotient derived by dividing (A) the Stock Share Number, by (B) the Stock Electing Shares Number.
(viii)“Stock Share NumberStock Share Number” means the amount by which (A) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (excluding any shares of Company Common Stock described in Sections 2.5(a)(i) and 2.5(a)(ii)) exceeds (B) the Cash Share Number.
(b)    If the Cash Electing Shares Number exceeds the Cash Share Number:
(i)    each Stock Electing Share will be converted into the right to receive one share of Parent Common Stock; and
(ii)    each Cash Electing Share and each Non-Electing Share will be converted into the right to receive a combination of (A) cash in an amount equal to the product of (x) the Per Share Amount multiplied by (y) the Cash Proration Fraction, and (B) a fraction of a share of Parent Common Stock equivalent to one minus the Cash Proration Fraction.
(c)    If the Stock Electing Shares Number exceeds the Stock Share Number:
(i)    each Cash Electing Share and each Non-Electing Share will be converted into the right to receive cash in an amount equal to the Per Share Amount; and
(ii)    each Stock Electing Share will be converted into the right to receive a combination of (A) a fraction of a share of Parent Common Stock equivalent to the Stock Proration Fraction, and (B) cash in an amount equal to the product of (x) the Per Share Amount multiplied by (y) one minus the Stock Proration Fraction.”
2.3    Form of Election. The penultimate sentence of Section 2.7(a) is hereby amended and restated in its entirety to read as follows:
“To the extent practicable, the Form of Election will permit each holder that beneficially owns shares of the Company Common Stock, in more than one name or account, to specify (through appropriate and customary documentation and instructions) how to allocate the cash paid and shares of Parent Common Stock to be issued in the Merger among the various accounts that such holder beneficially owns and will function as a transmittal document with respect to the relevant shares of Company Common Stock.”

2.4    Revocation of Election Prior to Transfer. The fourth sentence of Section 2.7(b) is hereby amended and restated in its entirety to read as follows:

“After an Election has been validly made, such Election must be revoked prior to any subsequent transfer of the shares of Company Common Stock as to which such Election related.”

2.5    Letter of Transmittal for Non-Electing Shares. Section 2.8(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(b) Promptly after the Effective Time, Parent will instruct the Exchange Agent to mail to the Persons who (x) immediately prior to the Effective Time, were record holders of certificates representing shares of Company Common Stock (“Certificates”), and (y) did not make a valid Election prior to the Election Deadline, (i) a letter of transmittal (the “Letter of Transmittal”) in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Certificates will be effected, and risk of loss and title to Certificates will pass, only upon delivery of such Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Certificates. Upon surrender of a Certificate to the Exchange Agent for exchange, together with a duly executed Letter of Transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (A) the holder of such Certificate will be entitled to receive in exchange therefor the Merger Consideration deliverable to such holder pursuant to Sections 2.5 and 2.6 and any cash payment in lieu of a fractional share of Parent Common Stock in accordance with Section 2.5(d), and (B) the Certificate so surrendered will be canceled. If any Certificate has been lost, stolen or destroyed, Parent may, in its discretion and as a condition to the delivery of any Merger Consideration with respect thereto, require the owner of such lost, stolen or destroyed Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Certificate. Parent will establish reasonable procedures for the surrender of, and delivery of Merger Consideration in exchange for, uncertificated shares of Company Common Stock represented by Book-Entry Shares. Until surrendered as contemplated by this Section 2.8(b), each Certificate or Book-Entry Share will be deemed, from and after the Effective Time, to represent solely the right to receive the applicable Merger Consideration for each share of Company Common Stock formerly evidenced by such Certificate or Book-Entry Share.”

2.6    Treatment of Dissenting Shares. Section 2.9(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:
“(a)    Notwithstanding anything to the contrary contained in this Agreement, any share of Company Common Stock that, as of the Effective Time, is held by a holder who is entitled to, and who has properly preserved, appraisal rights under Section 17-6712 of the

KGCC with respect to such share (a “Dissenting ShareDissenting Share”) will not be converted into or represent the right to receive the applicable Merger Consideration in accordance with Sections 2.5 and 2.6, and the holder of such share will be entitled only to such rights as may be granted to such holder pursuant to Section 17-6712 of the KGCC with respect to such share; provided, however, that if such appraisal rights have not been perfected or the holder of such share has otherwise lost such holder's appraisal rights with respect to such share, then, as of the later of the Effective Time or the time of the failure to perfect such rights or the loss of such rights, such share will automatically be converted into and will represent only the right to receive (upon the surrender of the Certificate representing such share) the Merger Consideration payable to holders of Cash Electing Shares in accordance with Sections 2.5 and 2.6, notwithstanding any election that a holder may have made with respect to such share.”

2.7    Exhibit A to Merger Agreement. The defined terms “Default Cash Fraction” and “Default Stock Fraction” are hereby deleted from Exhibit A to the Merger Agreement.

3.GENERAL

3.1    Full Force and Effect. Except to the extent specifically amended herein or supplemented hereby, the Merger Agreement remains unchanged and in full force and effect, and this Amendment will be governed by and subject to the terms of the Merger Agreement, as amended by this Amendment. From and after the date of this Amendment, each reference in the Merger Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import, and all references to the Merger Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind of nature (other than in this Amendment or as otherwise expressly provided) will be deemed to mean the Merger Agreement, as amended by this Amendment, whether or not this Amendment is expressly referenced.

3.2    Other Terms. Sections 9.4, 9.5, 9.9, 9.10 and 9.12 of the Merger Agreement will apply to this Amendment, mutatis mutandis, as if set forth herein.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed as of the date first written above.

SOFTBANK CORP.	STARBURST I, INC.
By: /s/ Masayoshi Son Name: Masayoshi Son Title: Chairman & CEO	By: /s/ Ronald D. Fisher Name: Ronald D. Fisher Title: Director & President
SPRINT NEXTEL CORPORATION	STARBURST II, INC.
By: /s/ Charles Wunsch Name: Charles Wunsch Title: Senior Vice President, General Counsel and Corporate Secretary	By: /s/ Ronald D. Fisher Name: Ronald D. Fisher Title: Director & President
STARBURST III, INC.
By: /s/ Ronald D. Fisher Name: Ronald D. Fisher Title: Director & President

[Signature Page to the Second Amendment to the Merger Agreement]